Corcept Therapeutics Announces Third Quarter Results and Corporate and Development Update

MENLO PARK, CA -- (Marketwire - November 10, 2010) - Corcept Therapeutics Incorporated (NASDAQ: CORT), a pharmaceutical company engaged in the discovery and development of drugs for the treatment of severe metabolic and psychiatric disorders, reported financial results today for the third quarter ended September 30, 2010, and updated its corporate progress.

"We continued to execute our plan during the third quarter. With enrollment of our Phase 3 Cushing's Syndrome trial complete in June and top-line data anticipated by year end, we have focused our efforts on the preparation of our NDA submission and planning for the commercial launch of CORLUX," said Joseph Belanoff, M.D., Chief Executive Officer of Corcept. "We remain on track to submit our NDA to the FDA in the first quarter of next year."

Corporate and Development Highlights

  Strengthened our commercial capabilities with the addition of Steven Lo, Vice President of Commercial Operations. Mr. Lo will oversee the launch plans for CORLUX for the treatment of Cushing's Syndrome in the United States.

  Completed the Phase 1a single dose escalation study of our lead selective GR-II antagonist, CORT 108297 and prepared to initiate a Phase 1b/2a multi-dose safety and proof of concept study with that compound.

  Received notification of grants totaling $733,438 from the United States Treasury's Therapeutic Discovery Project Grant program. This included the maximum available grant of $244,479 for each of our three clinical programs -- CORLUX for the treatment of Cushing's Syndrome, CORLUX for the treatment of psychotic depression, and CORT 108297 for the treatment of antipsychotic induced weight gain.

In addition, we continued to make progress on:

  Preparing for the submission of our NDA for CORLUX in Cushing's Syndrome, to enable submission in the first quarter of 2011.

  Developing detailed plans for the commercialization of CORLUX in the United States.

  Enrolling patients in our double-blind placebo controlled Phase 3 trial of CORLUX in patients with psychotic depression at eight clinical sites.

  Advancing our second selective GR-II antagonist, CORT 113083, towards an IND submission, in 2011.

Third Quarter Financial Results

For the third quarter of 2010, Corcept reported a net loss of $7.1 million, or $0.10 per share, compared to a net loss of $4.7 million, or $0.09 per share, for the third quarter of 2009.

Total operating expenses increased to $7.1 million for the third quarter of 2010, from $4.7 million for the same period in 2009. In the third quarter of 2010, research and development expenses increased to $5.2 million from $3.1 million in the third quarter of 2009. This increase in research and development expenses was due primarily to increased costs associated with clinical trials for CORLUX for the treatment of Cushing's Syndrome, the conduct of drug-drug interaction studies for CORLUX, and other NDA supportive activities, and our selective GR-II antagonist program, including a Phase 1 study of CORT 108297. The increase in research and development expense was partly offset by the completion of our reduction in the number of sites in the Phase 3 study of CORLUX for the treatment of psychotic depression. General and administrative expenses increased to $1.9 million for the third quarter of 2010 from $1.5 million for the same period in 2009, due to additional resources focused on commercial planning for the potential launch of CORLUX in Cushing's Syndrome.

Our cash balance as of September 30, 2010 was $29.0 million, up from $23.9 million at December 31, 2009. "We anticipate that our current cash balance is sufficient to fund the company into the third quarter of 2011," said Caroline Loewy, Chief Financial Officer of Corcept.

Four Key Anticipated Milestones for 2010

In January 2010, we announced four key anticipated milestones for 2010. We have achieved two of those milestones to date with the initiation of a Phase 1 study of CORT 108297 in February and the completion of enrollment of the planned 50 patients in our Phase 3 study of CORLUX for the treatment of Cushing's Syndrome in June. Based on the timing of completion of enrollment and the 24-week duration of treatment to address the endpoints agreed to with the FDA, we are on track to announce top-line efficacy results by year end, achieving our third key milestone for this year. Our fourth milestone, our NDA submission to the FDA, is anticipated in the first quarter of 2011.

"This continues to be a transformational year for Corcept, driven by the achievement of several important milestones, particularly in our Cushing's Syndrome program as the pivotal trial nears completion. We are well underway preparing for the commercial launch of CORLUX to help treat patients with this serious illness. The FDA has granted us Orphan Drug Designation for CORLUX for the treatment of endogenous Cushing's Syndrome, which provides seven years of marketing exclusivity from the date of approval," added Dr. Belanoff.

About Cushing's Syndrome

Endogenous Cushing's Syndrome is caused by prolonged exposure of the body's tissues to high levels of the hormone cortisol and is generated by tumors that produce cortisol or ACTH. Cushing's Syndrome is an orphan indication which most commonly affects adults aged 20 to 50. An estimated 10 to 15 of every one million people are newly diagnosed with this syndrome each year, resulting in over 3,000 new patients in the United States. An estimated 20,000 patients in the United States have Cushing's Syndrome. Symptoms vary, but most people have one or more of the following manifestations: high blood sugar, diabetes, high blood pressure, upper body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are also common. Cushing's Syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About Psychotic Depression

Psychotic depression is a serious psychiatric disorder that affects approximately three million people annually in the United States. It is more prevalent than either schizophrenia or bipolar I disorder. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with psychotic depression are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for psychotic depression.

About Weight Gain Caused by Antipsychotic Medications

The group of medications known as second-generation antipsychotics, including olanzapine (Zyprexa), risperidone (Risperdal), quetiapine (Seroquel) and clozapine (Clozaril), are widely used to treat schizophrenia and bipolar disorder. All medications in this group are associated with treatment emergent weight gain of varying degrees and also carry warning labels relating to treatment emergent hyperglycemia and diabetes mellitus. Weight gain and alterations in metabolic efficiency have been observed for many years in patients with abnormally high circulating cortisol. There is no FDA-approved treatment for the weight gain associated with the use of antipsychotic medications.

About CORLUX

Corcept's first-generation compound, CORLUX, also known as mifepristone, directly blocks the cortisol (GR-II) receptor and the progesterone (PR) receptor. Intellectual property protection is in place to protect important methods of use for CORLUX. Corcept retains worldwide rights to its intellectual property related to CORLUX.

About CORT 108297 and CORT 113083

CORT 108297 and CORT 113083 are two of several potent, selective antagonists of the cortisol (GR-II) receptor that we have discovered and for which Corcept owns worldwide intellectual property rights. In in vitro binding affinity and functional assays neither of these compounds have affinity for the progesterone (PR), estrogen (ER), androgen (AR) or mineralocorticoid (GR-I) receptors.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery and development of drugs for the treatment of severe metabolic and psychiatric disorders. The company has two ongoing Phase 3 programs: CORLUX for the treatment of Cushing's Syndrome, and CORLUX for the treatment of the psychotic features of psychotic depression. Corcept also has a Phase 1 program for CORT 108297 and an IND-enabling program for CORT 113083. Corcept has developed an extensive intellectual property portfolio that covers the use of GR-II antagonists in the treatment of a wide variety of psychiatric and metabolic disorders, including the prevention of weight gain caused by the use of antipsychotic medication, as well as composition of matter patents for our selective GR-II antagonists.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to Corcept's clinical development and research programs, the timing of the NDA submission and introduction of CORLUX and future product candidates, including CORT 108297 and CORT 113083, estimates of the timing of enrollment or completion of our clinical trials and the anticipated results of those trials, the ability to create value from CORLUX or other future product candidates and our estimates regarding our capital requirements, spending plans and needs for additional financing. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the cost, rate of spending, completion or success of clinical trials; financial projections may not be accurate; there can be no assurances that Corcept will pursue further activities with respect to the development of CORLUX, CORT 108297, CORT 113083 or any of its other selective GR-II antagonists. These and other risk factors are set forth in the Company's SEC filings, all of which are available from our website (www.corcept.com) or from the SEC's website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

                      CORCEPT THERAPEUTICS INCORPORATED
                          CONDENSED BALANCE SHEETS
                               (in thousands)

                                                September 30,   December 31,
                                                     2010           2009
                                                -------------  -------------
                                                 (Unaudited)       (Note)
ASSETS:
Current assets:
   Cash and cash equivalents                    $      28,976  $      23,867
   Other current assets                                   613            553
                                                -------------  -------------
      Total current assets                             29,589         24,420

Other assets                                               99             91
                                                -------------  -------------
      Total assets                              $      29,688  $      24,511
                                                =============  =============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
   Accounts payable                             $       1,677  $       1,270
   Other current liabilities                            1,316          1,149
                                                -------------  -------------
      Total current liabilities                         2,993          2,419

Total stockholders' equity                             26,695         22,092
                                                -------------  -------------

      Total liabilities and stockholders'
       equity                                   $      29,688  $      24,511
                                                =============  =============

Note: Derived from audited financial statements at that date.

                     CORCEPT THERAPEUTICS INCORPORATED
                     CONDENSED STATEMENTS OF OPERATIONS
                  (in thousands, except per share amounts)

                                (Unaudited)

                                  Three Months Ended     Nine Months Ended
                                     September 30,         September 30,
                                 --------------------  --------------------
                                    2010       2009       2010       2009
                                 ---------  ---------  ---------  ---------

Collaboration revenue            $      --  $      --  $      --  $      29
                                 ---------  ---------  ---------  ---------

Operating expenses:
   Research and development*         5,224      3,127     14,286     10,653
   General and administrative*       1,881      1,543      5,327      4,463
                                 ---------  ---------  ---------  ---------
      Total operating expenses       7,105      4,670     19,613     15,116
                                 ---------  ---------  ---------  ---------

Loss from operations                (7,105)    (4,670)   (19,613)   (15,087)

Interest and other income, net           4          4        758         97
Other expense                           (3)        (2)       (18)        (6)
                                 ---------  ---------  ---------  ---------
      Net loss                   $  (7,104) $  (4,668) $ (18,873) $ (14,996)
                                 =========  =========  =========  =========

Basic and diluted net loss per
 share                           $   (0.10) $   (0.09) $   (0.28) $   (0.30)
                                 =========  =========  =========  =========
Shares used in computing basic
 and diluted net loss per share     72,045     49,768     66,982     49,765
                                 =========  =========  =========  =========

*Includes non-cash stock-based
 compensation of the following:
      Research and development   $      45  $      66  $     170  $     198
      General and administrative       500        399      1,361      1,158
                                 ---------  ---------  ---------  ---------
         Total non-cash stock-
          based compensation     $     545  $     465  $   1,531  $   1,356
                                 =========  =========  =========  =========

CONTACT:
Caroline Loewy
Chief Financial Officer
Corcept Therapeutics
650-688-8783
cloewy@corcept.com
www.corcept.com